Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY ENTERS PHOSPHATE JOINT VENTURE

WITH MA’ADEN AND SABIC IN SAUDI ARABIA

PLYMOUTH, Minn., March 19, 2013 – The Mosaic Company (NYSE: MOS) today announced that it has entered into a Heads of Agreement with Ma’aden and the Saudi Basic Industries Corporation (SABIC) under which the companies intend to enter a joint venture to develop integrated phosphate production facilities in the Kingdom of Saudi Arabia. The parties contemplate that Ma’aden, Mosaic and SABIC would own 60, 25 and 15 percent of the joint venture, respectively.

The approximately $7 billion greenfield project, to be known as Wa’ad Al Shammal Phosphate Project, would be built in the northern region of Saudi Arabia at Wa’ad Al Shammal Minerals Industrial City, and would include further expansion of processing plants in Ras Al Khair Minerals Industrial City which is located on the east coast of Saudi Arabia. The joint venture would develop a mine and chemical complexes that would produce phosphate fertilizers, animal feed, food grade purified phosphoric acid and sodium tripolyphosphate for sale to customers worldwide. The highly cost-efficient facilities are expected to have a production capacity of approximately 3.5 million tonnes of finished product per year. Operations are expected to commence in late 2016.

Under the terms of the agreement, Mosaic would contribute expertise to the design, construction and operations of the new facilities and acquire a 25 percent ownership stake. In connection with its equity share, Mosaic would market approximately 25 percent of the production of the joint venture. Subject to final financing terms, Mosaic’s cash investment would be up to $1 billion, funded over a four-year period beginning in 2013.

“Our joint venture with Ma’aden holds great promise for Mosaic, and we expect it to be an excellent complement to our phosphate business in Florida and Louisiana,” said Mosaic President and Chief Executive Officer Jim Prokopanko. “This cost-effective phosphate project would enable Mosaic to further diversify our sources of phosphates and gives us improved access to key agricultural countries. Our growing global reach further enables us to fulfill Mosaic’s mission, to help the world grow the food it needs, while delivering compelling shareholder value.”

Facts about the project:

•	Phosphate production at the Ma’aden project would benefit from the availability of key raw materials which are available locally from sources within Saudi Arabia.

•	The project would provide logistical benefits to Mosaic, enabling it to ship phosphates to important phosphate geographies.

•	The parties expect to enter into a definitive shareholders agreement during the first half of 2013.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

About Ma’aden

Ma’aden is a leading mining and metals company in the Kingdom of Saudi Arabia, with a diverse portfolio of mineral assets at various stages of development including exploration, development and production. Ma’aden has a broad commodity focus spanning gold, phosphate, aluminium, magnesia, low-grade bauxite, industrial minerals, and is continually assessing opportunities to enter into new commodities that demonstrate strong long-term fundamentals and opportunities for growth. Ma’aden’s objective is to become a world class diversified mining and minerals company, and to enhance overall value for its shareholders. Ma’aden’s mission is to be a profitable, publicly owned, international mining company, while maintaining the utmost concern for human resources, health, safety, environmental and social issues. For more information please visit www.maaden.com.sa.

About SABIC

Saudi Basic Industries Corporation (SABIC) ranks among the world’s top petrochemical companies. The company is among the world’s market leaders in the production of polyethylene, polypropylene and other advanced thermoplastics, glycols, methanol and fertilizers.

SABIC recorded a net profit of SR 24.72 billion (US$ 6.59 billion) in 2012. Sales revenues for 2012 totaled SR 189 billion (US$ 50.40 billion). Total assets stood at SR 338 billion (US$ 90.13 billion) at the end of 2012.

SABIC’s businesses are grouped into Chemicals, Polymers, Performance Chemicals, Fertilizers, Metals and Innovative Plastics. SABIC has significant research resources with 18 dedicated Technology & Innovation facilities in Saudi Arabia, the USA, the Netherlands, Spain, Japan, India, China and South Korea. The company operates in more than 40 countries across the world with around 40,000 employees worldwide.

SABIC manufactures on a global scale in Saudi Arabia, the Americas, Europe and Asia Pacific. Headquartered in Riyadh, SABIC was founded in 1976 when the Saudi Arabian Government decided to use the hydrocarbon gases associated with its oil production as the principal feedstock for production of chemicals, polymers and fertilizers. The Saudi Arabian Government owns 70 percent of SABIC shares with the remaining 30 percent held by private investors in Saudi Arabia and other Gulf Cooperation Council countries.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the ability of Mosaic, Ma’aden and SABIC to agree upon definitive agreements relating to the prospective joint venture for the Wa’ad Al Shammal Phosphate Project, the final terms of any such definitive agreements, the ability of the joint venture to obtain project financing in acceptable amounts and upon acceptable terms, the future success of current plans for the joint venture and any future changes in those plans; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida waterways or possible efforts to reduce the flow of excess nutrients into the Mississippi River Basin or the Gulf of Mexico; further developments in judicial or administrative proceedings including without limitation settlements thereof and actions taken by courts with respect to approvals of settlements, or complaints that Mosaic’s operations are affecting nearby property uses; resolution of global tax audit activity; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River Basin or the Gulf Coast of the United States, and including potential hurricanes, excess rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, or Canadian resources taxes and royalties; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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